Exhibit 99.1

2300 Orchard Parkway

San Jose, CA 95131-1017

Tel: (408) 433-0910

Fax: (408) 428-7998

NEWS RELEASE

Contact:

Bill Slater

EVP and CFO

Symmetricom

408-428-7801

bslater@symmetricom.com

Symmetricom Announces Impairment Charges

San Jose, Calif. — August 14, 2008 — Symmetricom (NASDAQ:SYMM) today announced that its fiscal fourth quarter and 2008 year-end results will include a non-cash charge to pre-tax earnings of $14.4 million, or $.21 per share on a fully diluted basis, for the impairment of $6.6 million in goodwill and $7.8 million in intangibles in connection with the acquisition in January 2007 of Qosmetrics S.A. and the acquisition of certain technology assets in June 2007 from Genista Corporation, which were integrated with the Company’s Quality of Experience (QOE) business. The impairment charge was determined in accordance with Statement of  Financial Accounting Standards No. 142 for goodwill, which addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements, and which requires that goodwill be tested for impairment at least annually.

The impairment charge reflects a change in business expectations which include lower than expected market acceptance for the QOE products.  In April 2008, Symmetricom initiated a review of its QOE business model, resulting in the elimination of a separate QOE Division and its integration with the Telecom Solutions Division.  The impairment charge constitutes all the goodwill and intangibles associated with the acquisition of Qosmetrics S.A. and the purchase of certain assets from Genista Corporation.

Symmetricom is scheduled to report its fourth quarter and fiscal 2008 results on August 20, 2008.  A conference call to discuss results will be held on August 20 at 1:30 p.m. Pacific time.  Investors are invited to join the conference call by dialing 1-210-234-0003 and referencing “Symmetricom.” A live webcast will also be available on the investor relations section of the company’s website at www.symmetricom.com. An audio replay will be available for one week and can be accessed by dialing 203-369-3317.

Safe Harbor

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

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amended, and is subject to the safe harbor created by those sections. These forward-looking statements include statements concerning goodwill and intangibles impairment charges.

About Symmetricom

As a worldwide leader in precise time and frequency products and services, Symmetricom provides “Perfect Timing” to customers around the world. Since 1985, the company’s solutions have helped define the world’s time and frequency standards, delivering precision, reliability and efficiency to wireline and wireless networks, instrumentation and testing applications and network time management. Deployed in more than 90 countries, the company’s synchronization solutions include primary reference sources, building integrated timing supplies (BITS), GPS timing receivers, time and frequency distribution systems, network time servers and ruggedized oscillators. Symmetricom also incorporates technologies including Universal Timing Interface (UTI), Network Time Protocol (NTP), Precision Time Protocol (IEEE 1588), and others supporting the world’s migration to Next Generation Networks (NGN). Symmetricom is based in San Jose, Calif., with offices worldwide. For more information, visit www.symmetricom.com.

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